Exhibit 99.1

2300 Orchard Parkway

San Jose, CA 95131-1017

Tel: (408) 433-0910

Fax: (408) 428-7998

Press Alert

Contacts:
Bill Slater	Jeanne Hopkins
EVP and CFO	Director, Marketing
Symmetricom	Symmetricom
408-428-7801	408-964-7635
bslater@symmetricom.com	jhopkins@symmetricom.com

Symmetricom, Inc. to Restate Financial Statements for Quarter and Nine Months Ended March 31, 2007
Due to a Correction of the Income Tax Provision Related to the QoSmetrics Liquidation

San Jose, Calif. — August 8, 2007 — Symmetricom, Inc. (NASDAQ: SYMM) today announced that the Audit Committee of its Board of Directors, following a review by and on the recommendation of management, concluded that Symmetricom’s financial statements for the quarter and nine months ended March 31, 2007 could no longer be relied upon due to an error in accounting for income taxes related to the liquidations of QoSmetrics, S.A. and QoSmetrics, Inc.   This error in the income tax provision resulted from the Company’s previous treatment of the third quarter liquidations of QoSmetrics, S.A. and QoSmetrics, Inc., which were acquired on January 2, 2007, as an adjustment to purchase accounting.  We have now determined that the liquidations are separate events from the purchase and a tax expense related to the liquidations should have been  recorded for the quarter and nine months ended March 31, 2007.  Such expense primarily resulted in a reduction of the allocable goodwill.

As a result of this determination, the tax provision was understated and net income was overstated by approximately $3.4 million for the quarter and nine months ended March 31, 2007.  Symmetricom anticipates that this correction will result in a reduction from the previously reported earnings per share on a fully-diluted basis of $0.04 to a loss per share of $0.04 per share for the quarter ended March 31, 2007 and a decrease in earnings per share from $0.18 to $0.10 per share for the nine months ended March 31, 2007.

The correction affected Symmetricom’s financial statements for the quarter and nine months ended March 31, 2007 and did not affect the financial statements for any other period.  Symmetricom intends to file an amendment to its previously filed Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 on Form 10-Q/A, including the restated financial statements, before the deadline for filing its Annual Report on Form 10-K for the year ended June 30, 2007.

Symmetricom’s conference call to discuss the company’s fiscal 2007 fourth quarter and year-end results will be held on Thursday, Aug. 9, at 1:30 p.m. Pacific Time as previously scheduled.

SAFE HARBOR:

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections.  The currently anticipated effects of the restatement described above are preliminary and may be subject to change as Symmetricom completes its analysis of the impact of the accounting error.  Forward-looking statements are made as of the date of this press release and, except as required by law, Symmetricom does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.